EXHIBIT C - FORM 8K - JMB INCOME PROPERTIES, LTD. - IX



                          PURCHASE AGREEMENT
                (Blanchard Plaza; Seattle, Washington)

      THIS AGREEMENT is made and entered into as of the _________ day of October, 1996, by and between PLAZA/SEATTLE LIMITED PARTNERSHIP, a Washington limited partnership, (hereinafter called "SELLER"), and DEVON PROPERTIES, INC., a New York corporation (hereinafter called "BUYER").


                            R E C I T A L S
                            ---------------

      A. Seller is the owner of that certain real property located at the northwest corner of Sixth Avenue and Blanchard Street, in the City of Seattle, County of King, State of Washington, consisting primarily of an office tower sometimes known as "Blanchard Plaza."
      B. Buyer desires to purchase such premises on the terms and conditions hereinafter documented.
      NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:
      1. PURCHASE AND SALE. Seller shall sell to Buyer, and Buyer shall purchase from Seller, the land (the "LAND") described in Exhibit "A" attached hereto and made a part hereof, together with all right, title and interest of Seller in and to all improvements, structures and fixtures located upon the Land, all right, title and interest of Seller in and to those items of personal property described in Exhibit "B" attached hereto and made a part hereof, all right, title and interest of Seller in and to the name "Blanchard Plaza", and, to the extent assignable, all right, title and interest of Seller in and to all leases, contract rights, agreements, tenant lists, advertising material and telephone exchange numbers (hereinafter, collectively, the "PROPERTY"), all upon the terms, covenants and conditions hereinafter set forth.
      2. PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for the Property shall be the sum of $26,100,000.
      3. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid to Seller by Buyer as follows:
      A. ESCROW DEPOSIT. Concurrently herewith, Buyer shall deliver the sum of $250,000 (which amount, together with all interest earned thereon, is herein called the "ESCROW DEPOSIT") to Commonwealth Land Title Insurance Company, at its offices at 30 North LaSalle Street, Suite 3440, Chicago, Illinois 60602, (Attention: Mr. Thomas Gray), which company, in its capacity as escrow holder hereunder, is called "ESCROW HOLDER"). The Escrow Deposit shall be made by delivery of a bank or cashier's check drawn on a major national money center banking institution reasonably acceptable to Seller (or by other delivery of good funds reasonably acceptable to Seller), and the amounts so deposited shall be held by Escrow Holder as a deposit against the Purchase Price in accordance with the terms and provisions of this Agreement. At all times in which the Escrow Deposit is being held by the Escrow Holder, the Escrow Deposit shall be invested by Escrow Holder in the following investments ("APPROVED INVESTMENTS"): (i) United States Treasury obligations, (ii) United States Treasury-backed repurchase agreements issued by a major national money center banking institution reasonably acceptable to Seller, or (iii) such other manner as may be reasonably agreed to by Seller and Buyer. The Escrow Deposit shall be disposed of by Escrow Holder only as provided in this Agreement.
      B. CLOSING PAYMENT. The Purchase Price, as adjusted by the application of the Escrow Deposit and by the prorations and credits specified herein, shall be paid in cash on the "Closing Date", as hereinafter defined (the amount to be paid under this subparagraph B being herein called the "CLOSING PAYMENT").
            4.   CONDITIONS PRECEDENT
            A.   TITLE MATTERS.
            (1) COMPLETED TITLE AND SURVEY REVIEWS. Seller has delivered to Buyer a preliminary title report (the "PRELIMINARY TITLE REPORT") covering the Property from Transnation Title Insurance Company (which company, in its capacity as title insurer hereunder, is herein called the "TITLE COMPANY"). In addition, Seller has delivered to Buyer an ALTA/ACSM survey of the Property dated August 28, 1996, prepared by Jerrold S. Steadman of Hebrank, Steadman & Associates, P.S. Buyer has approved the exceptions to title shown on the Preliminary Title Report and the matters disclosed on the Survey.
            (2)  ADDITIONAL TITLE AND SURVEY MATTERS.  Approval by
Buyer of any additional exceptions to title or survey matter disclosed after the date hereof shall be a condition precedent to Buyer's obligation to purchase the Property; provided, however, Buyer's approval to any such additional exceptions to title or survey matters shall not be unreasonably withheld. Unless Buyer gives written notice that it disapproves any such additional exceptions to title or survey matters, stating the additional exceptions to title or survey matters so disapproved, on or before the sooner to occur of (i) the Closing Date, or (ii) the date which is five (5) business days after Buyer shall be given written notice thereof, Buyer shall be deemed to have approved said additional exceptions to title or survey matters. If, for any reason, on or before the Closing Date Seller does not cause such exceptions to title or survey matters which Buyer timely disapproves to be removed at no cost or expense to Buyer (Seller having the right but not the obligation to do so, except as set forth herein), the obligation of Seller to sell, and Buyer to buy, the Property as herein provided shall terminate, the Escrow Deposit shall be returned to Buyer and Seller and Buyer shall have no further obligations in connection herewith. Buyer shall have the option to waive the condition precedent set forth in this paragraph 4A by notice to Seller. In the event of such waiver, such condition shall be deemed satisfied.
            (3) EXCEPTIONS TO TITLE. Buyer shall be obligated to accept title to the Property, subject to the following exceptions to title:
            (a) Real estate taxes and assessments not yet due and payable;
            (b) The printed exceptions which appear in the standard form ALTA owner's policy of title insurance issued by Title Company in the State of Washington; and
            (c) Such exceptions to title as have been (or may hereafter be) approved by Buyer pursuant to the provisions of subparagraphs A(1) and A(2) above.
Conclusive evidence of the availability of such title shall be the willingness of Title Company to issue to Buyer on the Closing Date an ALTA owner's title insurance policy in the standard form issued in the State of Washington ("OWNER'S POLICY"), in the face amount of the Purchase Price, which policy shall show (i) title to the Property to be vested of record in Buyer, and (ii) the above exceptions to be the only exceptions to title.
      B.    COMPLETED DUE DILIGENCE REVIEWS.
            (1) PRICE REFLECTIVE OF REVIEWS. Buyer has performed and completed all of Buyer's due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all leases, service contracts, warranties, survey and title matters, and all physical, environmental and compliance matters and conditions respecting the Property. Seller and Buyer have discussed the results of Buyer's due diligence examinations, reviews and inspections and the Purchase Price has been determined to appropriately take such due diligence matters into account to Buyer's satisfaction.
            (2) CONDUCT OF REVIEW. Buyer will indemnify, defend, and hold Seller and the Property harmless from and against any such damage, loss, cost or expense for personal injury or property damage caused by Buyer or its agents in connection with its due diligence reviews, inspections or examinations. Buyer hereby represents and warrants to Seller that Buyer did not make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings or the like) and has or promptly hereafter will return the Property to its prior condition and repair. Upon request by Seller, Buyer shall promptly deliver to Seller true, accurate and complete copies of any written reports relating to the Property prepared for or on behalf of Buyer by any third party. In the event of termination hereunder, Buyer shall return all documents and other materials furnished by or on behalf of Seller hereunder. Buyer hereby represents and warrants that Buyer has, and at all times hereinafter, shall, keep all information or data received or discovered in connection with any of the inspections, reviews or examinations strictly confidential, except to the extent that disclosure is required by law. The provisions of this paragraph 4B shall survive the closing of the transactions hereunder (or the earlier termination of this Agreement).
      C. ESTOPPEL CERTIFICATES. It shall be a condition to Buyer's obligation to purchase the Property hereunder that, on or before the Closing Date, Buyer shall have received estoppel certificates ("TENANT ESTOPPEL CERTIFICATES"), dated not more than thirty (30) days prior to the Closing Date, from (i) those tenants listed on Exhibit "C" attached hereto and made a part hereof, and (ii) a sufficient number of the balance of the tenants at the Property so that Tenant Estoppel Certificates shall be received under clauses (i) and (ii) hereof with respect to not less than 75% of the net rentable square feet of space covered by leases in effect as of the Closing Date. Each Tenant Estoppel Certificate shall either be substantially in the form provided in Exhibit "D" attached hereto and made a part hereof or in the form, if any, prescribed in the applicable tenant lease; provided, however, Buyer acknowledges that, if any tenant limits the provisions of paragraphs 4, 5, 7 and the second sentence of paragraph 7 to tenant's knowledge, such modification shall be deemed acceptable to Buyer. Seller's sole obligation hereunder shall be to utilize commercially reasonable efforts to obtain a Tenant Estoppel Certificate from each tenant at the Property (such reasonable efforts obligation not including any obligation to institute legal proceedings or to expend any monies therefor). In addition, it shall be a condition precedent to Buyer's obligation to close hereunder that, as of the Closing Date, Buyer shall have received an estoppel certificate addressed to Buyer in the form attached as Exhibit "E" hereto and made a part hereof, from Seller ("SELLER'S ESTOPPEL CERTIFICATE") as to those tenants which fail to deliver tenant estoppel certificates. If on or before the Closing Date, the above-described conditions are not satisfied (or waived by Buyer), then this Agreement shall terminate at Buyer's option (and the Escrow Deposit shall be promptly returned to Buyer).
      5. CLOSING PROCEDURE. The sale and purchase herein provided shall be consummated either through an escrow mutually agreed upon by the parties, or at a closing conference ("CLOSING CONFERENCE") which shall be held on the Closing Date at the offices of Devon Properties, Inc., located at 7 West 35th Street, New York, New York 10001. As used herein, "CLOSING DATE" means October 15, 1996, or such earlier date as may be agreed upon by Buyer and Seller.
      A. ESCROW. On or before the Closing Date, the parties shall deliver to Title Company the following: (1) by Seller, a duly executed and acknowledged original special warranty deed ("DEED") in the form of Exhibit "F" attached hereto and made a part hereof, and (2) by Buyer, the Closing Payment in immediately available federal funds. Such deliveries shall be made pursuant to escrow instructions ("ESCROW INSTRUCTIONS") to be executed among Buyer, Seller and Title Company in form reasonably acceptable to such parties in order to effectuate the intent hereof. The conditions to the closing of such escrow shall include the Title Company's receipt of the Deed, the Closing Payment and a notice from each of Buyer and Seller authorizing Title Company to close the transactions as contemplated herein (each of Buyer and Seller being obligated to deliver such authorization notice at the Closing Conference as soon as it is reasonably satisfied that the other party is in a position to deliver the items to be delivered by such other party under subparagraph B below).
      B. DELIVERY TO PARTIES. Upon the satisfaction of the conditions set forth in the Escrow Instructions, then (x) the Deed shall be delivered to Buyer by Title Company's depositing the same for recordation, (y) the Closing Payment (and the Deposit) shall be delivered by Title Company to Seller and (z) at the Closing Conference, the following items shall be delivered:
      (1) SELLER DELIVERIES. Seller shall deliver to Buyer the following:
      (a) A duly executed and acknowledged bill of sale, assignment and assumption agreement ("ASSIGNMENT AND ASSUMPTION AGREEMENT") in the form of Exhibit "G" attached hereto and made a part hereof;
      (b)   A duly executed Seller's Estoppel Certificate;
      (c) Duly executed and acknowledged certificates regarding the "non-foreign" status of Seller;
      (d) Evidence reasonably satisfactory to Buyer and Title Company respecting the due organization of Seller and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and
      (e) Such additional documents as may be reasonably required by Buyer and Title Company in order to consummate the transactions hereunder (provided the same do not materially increase the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).
      (2) BUYER DELIVERIES. Buyer shall deliver to Seller the following:
      (a)   A duly executed and acknowledged Assignment and Assumption
Agreement;
      (b) Evidence reasonably satisfactory to Seller and Title Company respecting the due organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and
      (c) Such additional documents as may be reasonably required by Seller and Title Company in or to consummate the transactions hereunder (provided the same do not materially increase the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).
      C. CLOSING COSTS. Seller shall pay (i) the title insurance premium for the Owner's Policy at a rate not in excess of standard issue rates and only to the extent attributable to standard owner's coverage (Buyer being obligated to pay any costs associated with any extended or special coverage or endorsements), (ii) excise taxes payable in connection with the Deed, and (iii) the costs to obtain the Survey. Buyer shall pay (i) all sales and use taxes (other than the aforementioned excise taxes), if any, payable in connection with the transfers contemplated in this Agreement, and (ii) all fees, costs or expenses in connection with Buyer's due diligence reviews hereunder. Seller and Buyer shall each pay one-half of the escrow fees of Escrow Holder (each such party's amount not to exceed $1,500.00 hereunder), and one-half of the recording fees attributable to the Deed. Seller and Buyer shall pay their respective shares of prorations as hereinafter provided.
      D.    PRORATIONS.
      (1) ITEMS TO BE PRORATED. The following shall be prorated between Seller and Buyer as of the Closing Date:
      (a) All real estate taxes and assessments on the Property which are payable in 1996 (such proration being made on a pro-rata basis based on the respective periods of ownership of Seller and Buyer during 1996, notwithstanding that such taxes are for the 1995 tax year). Buyer shall assume the obligations to pay taxes for 1996, payable in 1997, and for all tax years thereafter. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Property are payable in installments, then the installment for the current period as aforesaid shall be prorated (with Buyer assuming the obligation to pay any installments due after the Closing Date). If tax refunds become payable for periods for which Seller was obligated to pay taxes hereunder, Seller shall be entitled to the same (and any such amounts due Seller shall be promptly paid over to Seller upon receipt by Buyer).
      (b) All fixed and additional rentals under the leases, security deposits and other tenant charges. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable security deposits (to the extent the foregoing have not been applied or forfeited prior to the Closing Date) to Buyer on the Closing Date. Rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Buyer shall include such delinquencies in its normal billing and shall diligently pursue the collection thereof in good faith after the Closing Date (but Buyer shall not be required to litigate or declare a default in any lease). To the extent Buyer receives rents on or after the Closing Date, such payments shall be applied first toward then current rent owed to Buyer in connection with the applicable lease for which such payments are received, and any excess monies received shall be applied toward the payment of any delinquent rents, with Seller's share thereof being promptly delivered to Seller. Buyer may not waive any delinquent rents nor modify a lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller's written consent. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller. Buyer shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be require to litigate or declare a default in any lease). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.
      (c)   All operating expenses.
      (d) Notwithstanding anything to the contrary contained in this Agreement, Seller shall be responsible for the tenant improvement costs and leasing commissions more particularly described in Exhibit "I" attached hereto and made a part hereof. If on or before the Closing Date, Seller has not paid such tenant improvement costs or leasing commissions, then Seller shall credit Buyer with an amount equal to the unpaid amounts with respect thereto.
      (2) CALCULATION. The prorations and payments shall be made on the basis of a written statement submitted to Buyer and Seller by Escrow Holder prior to the Close of Escrow and approved by Buyer and Seller.
In the event any prorations or apportionments made under this subparagraph D shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available. Any and all reprorations must be determined, settled and paid-in-full no later than December 15, 1996.
      6. CONDEMNATION OR DESTRUCTION OF PROPERTY. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or any of the improvements on the Property are damaged or destroyed by any casualty, Seller shall have no obligation to repair or replace any such damage or destruction. Seller shall, upon consummation of the transaction herein provided, assign to Buyer all claims of Seller respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by Seller on account of any casualty (the damage from which shall not have been repaired by Seller prior to the Closing Date), as applicable. In connection with any assignment of insurance proceeds, Seller shall also pay any applicable deductible under Seller's insurance (provided, however, Seller shall not be obligated to pay more than $100,000 in connection therewith). In the event the condemnation award or the cost of repair of damage to the Property on account of a casualty, as applicable, shall exceed $100,000, Buyer may, at its option, terminate this Agreement by notice to Seller, given on or before the Closing Date.
      7.    REPRESENTATIONS, WARRANTIES AND COVENANTS.
      A.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.
      (1) GENERAL DISCLAIMER. Except as specifically set forth in paragraph 7A(2) below, the sale of the Property hereunder is and will be made on an "as is" basis, without representations and warranties of any kind or nature, express, implied or otherwise, including, but not limited to, any representation or warranty concerning title to the Property, the physical condition of the Property (including, but not limited to, the condition of the soil or the Improvements), the environmental condition of the Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Property), the compliance of the Property with applicable laws and regulations (including, but not limited to, zoning and building codes or the status of development or use rights respecting the Property), the financial condition of the Property or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any part thereof. Buyer acknowledges that Buyer examined, reviewed and inspected all matters which in Buyer's judgment bear upon the Property and its value and suitability for Buyer's purposes. Except as to matters specifically set forth in paragraph 7A(2) below, Buyer will acquire the Property solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Owner's Policy.
      (2) LIMITED REPRESENTATIONS AND WARRANTIES OF SELLER. Subject to the provisions of paragraph 7A(1) above, Seller hereby represents and warrants that, except as set forth in Exhibit "H" attached hereto and made a part hereof, Seller has no knowledge that any of the following statements is untrue (and, for this purpose, Seller's knowledge shall mean the present actual knowledge of Andrea Backman (after having the following representations and warranties reviewed by Linnea Hircko, the Property Manager and leasing coordinator, who is employed by Seller's third party property manager):
      (a) RENT ROLL. Attached as Exhibit "J" and made a part hereof is a true, complete and accurate list, as of the date thereof, of all tenant leases respecting the Property, and Seller has not received any written notice of a material default under any of such tenant leases that remains uncured.
      (b) LITIGATION. There is no pending action, litigation, condemnation or other proceeding against the Property or against Seller with respect to the Property.
      (c) COMPLIANCE. Seller has received no written notice from any governmental authority having jurisdiction over the Property to the effect that the Property is not in compliance with applicable laws and ordinances.
      (d) SERVICE AGREEMENTS. Other than those which are cancelable on 30 days' notice, Seller has not entered into any service agreements or contracts ("SERVICE AGREEMENTS") or other agreements (other than as set forth in this Agreement) relating to the Property which will be in force on the Closing Date, except as described in Exhibit "K" attached hereto, and Seller has not received any written notice of any material default thereunder that remains uncured.
      (e) DUE AUTHORITY. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Seller. Seller is a limited partnership, duly organized, validly existing, and in good standing under the laws of the State of Washington, and is duly authorized and qualified to do all things required of it under this Agreement. Seller has the capacity and authority to enter into this Agreement and consummate the transactions herein provided.
      (f) ENVIRONMENTAL MATTERS. Except as set forth in the reports described in Exhibit "L" attached hereto and made a part hereof (the "ENVIRONMENTAL REPORTS"), Seller has received no written notice, and has no actual knowledge, of the existence, deposit, storage, removal, burial or discharge of any material known to Seller to be a "Hazardous Material" at, upon, under or within the Property, or that the Property is in violation of any "Environmental Laws". The term "ENVIRONMENTAL LAWS" means each and every requirement of applicable federal, state and local environmental laws, including but not limited to, the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; the federal Clean Air Act, 42 U.S.C. 7401 et seq.; the federal Clean Water Act, 33 U.S.C. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42. U.S.C. 9601 et seq.; and all regulations promulgated thereunder as well as any applicable federal, state and local laws, ordinances, regulations, and common laws relating to the industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any oil, petroleum products, flammable explosives, asbestos, urea formaldehyde, polychlorinated biphenyls, radioactive materials or waste, or other hazardous, toxic, contaminated or polluting materials, substances or wastes, including without limitation any "hazardous substances," "hazardous materials" or "toxic substances" under any such laws, ordinances or regulations (collectively, "HAZARDOUS MATERIALS").
      B. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants that this Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Buyer; Buyer is a New York corporation, duly organized and validly existing, and in good standing under the laws of the State of New York, and is duly authorized and qualified to do all things required of it under this Agreement; and Buyer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided.
      C. SURVIVAL. Any cause of action of a party for a breach of the foregoing representations and warranties shall survive until October 15, 1997, after which time such representations and warranties (and any cause of action resulting from a breach thereof not then in litigation) shall terminate. Notwithstanding the foregoing, if Buyer shall have actual knowledge as of the Closing Date that any of the representations or warranties of Seller contained herein are false or inaccurate or that Seller is in breach or default of any of its obligations under this Agreement, and Buyer nonetheless closes the transactions hereunder and acquires the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon such closing hereunder).
      D. INTERIM COVENANTS OF SELLER. Until the Closing Date or the sooner termination of this Agreement:
      (1) Seller shall maintain the Property in the same manner as prior hereto pursuant to its normal course of business (such maintenance obligations not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller.
      (2) Seller shall not enter into any additional service contracts or other similar agreements without the prior consent of Buyer, except those deemed reasonably necessary by Seller which are cancelable on 30 days' notice.
      (3) Seller shall have the right to continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and, upon request, shall keep Buyer reasonably informed as to the status of leasing prior to the Closing Date. After the expiration of the Due Diligence Period (unless Buyer shall have theretofore delivered a Termination Notice hereunder), Seller shall not enter into any new leases or material modifications of existing leases thereafter without the consent of Buyer (which consent will not be unreasonably withheld or materially delayed). In no event shall Seller have any obligation to enter into any new lease or modify any existing lease unless Buyer shall agree to pay or reimburse Seller on the Closing Date for all tenant improvement costs and leasing commissions incurred by Seller under or in connection therewith (Buyer's agreement to pay or reimburse for such amounts not to be unreasonably withheld).
      8.    INDEMNIFICATION.
      A. BY BUYER. Buyer shall hold harmless, indemnify and defend Seller from and against: (1) any and all third party claims for Buyer's torts or breaches of leases or contracts related to the Property and occurring on or after the Closing Date, (2) any and all loss, damage or third party claims in any way arising from Buyer's inspections or examinations of the Property prior to the Closing Date, as more particularly set forth in paragraph 4B hereof; and (3) all costs and expenses, including reasonable attorney's fees, incurred by Seller as a result of the foregoing.
      B. BY SELLER. Seller shall hold harmless, indemnify and defend Buyer from and against: (1) any and all third party claims for Seller's torts or breaches of leases or contracts related to the Property and occurring prior to the Closing Date; and (2) all costs and expenses, including reasonable attorney's fees, incurred by the Buyer as a result of such claims. The foregoing indemnity shall not cover any matters relating to title or marketability of the Property (Buyer relying on the coverage provided by the Owner's Policy as to such matters).
      C. GENERALLY. Each indemnification under this Agreement shall be subject to the following provisions: The indemnitee shall notify indemnitor of any such claim against indemnitee within 30 days after it has notice of such claim, but failure to notify indemnitor shall in no case prejudice the rights of indemnitee under this Agreement unless indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should indemnitor fail to discharge or undertake to defend indemnitee against such liability within 10 days after the indemnitee gives the indemnitor written notice of the same, then indemnitee may settle such liability, and indemnitor's liability to indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys' fees, incurred by indemnitee in effecting such settlement.
      9. DISPOSITION OF DEPOSITS. IF THE TRANSACTION HEREIN PROVIDED SHALL NOT BE CLOSED BY REASON OF SELLER'S DEFAULT UNDER THIS
AGREEMENT OR THE FAILURE OF SATISFACTION OF THE CONDITIONS DESCRIBED
IN PARAGRAPH 4 HEREOF OR THE TERMINATION OF THIS AGREEMENT IN
ACCORDANCE WITH PARAGRAPH 6 HEREOF, AND BUYER SHALL NOT HAVE
DEFAULTED UNDER THIS AGREEMENT, THEN THE ESCROW DEPOSIT SHALL BE RETURNED TO BUYER, AND NEITHER PARTY SHALL HAVE ANY FURTHER
OBLIGATION OR LIABILITY TO THE OTHER; PROVIDED, HOWEVER, IF THE TRANSACTIONS HEREUNDER SHALL FAIL TO CLOSE SOLELY BY REASON OF
SELLER'S DEFAULT, AND BUYER SHALL HAVE FULLY PERFORMED ITS
OBLIGATIONS HEREUNDER AND SHALL BE READY, WILLING AND ABLE
TO CLOSE, THEN BUYER SHALL BE ENTITLED TO SPECIFICALLY ENFORCE THIS AGREEMENT (BUT NO OTHER ACTION, FOR DAMAGES OR OTHERWISE, SHALL BE PERMITTED). IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL NOT CLOSE FOR ANY REASON OTHER THAN THE FAILURE OF SATISFACTION OF THE CONDITIONS DESCRIBED IN PARAGRAPH 4 HEREOF OR THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH PARAGRAPH 6 HEREOF OR THE DEFAULT OF SELLER, THEN THE ESCROW DEPOSIT SHALL BE DELIVERED TO SELLER AS FULL COMPENSATION AND LIQUIDATED DAMAGES UNDER AND IN CONNECTION WITH
THIS AGREEMENT. IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL CLOSE, THE ESCROW DEPOSIT SHALL BE APPLIED AS A PARTIAL PAYMENT OF
THE PURCHASE PRICE. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY
WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY
DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY
THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE
AS A RESULT OF BUYER'S BREACH OR DEFAULT.  IN THE EVENT THE SALE OF
THE PROPERTY SHALL NOT BE CONSUMMATED ON ACCOUNT OF BUYER'S
DEFAULT, THEN THE RETENTION OF THE ESCROW DEPOSIT SHALL BE SELLER'S
SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT BY REASON OF SUCH DEFAULT, SUBJECT TO THE PROVISIONS OF PARAGRAPH 10I HEREOF.

      --------------------              --------------------
      Seller's Initials                 Buyer's Initials

    10.     MISCELLANEOUS.
      A.    BROKERS.
      (1) Except as provided in subparagraph (2) below, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then Seller shall indemnify and defend Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify and defend Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. The indemnification obligations under this paragraph 10A(1) shall survive the closing of the transactions hereunder or the earlier termination of this Agreement.
      (2) In addition, if and only if the sale contemplated herein closes, Seller agrees to pay a brokerage commission to Richard Ellis, LLC, located at Three First National Plaza, Chicago, Illinois 60602,
Attention: Mr. Jeffrey M. Bramson ("BROKER"), pursuant to a separate written agreement between Seller and Broker.
      B.    LIMITATION OF LIABILITY.
            (1) Notwithstanding anything to the contrary contained herein, if the closing of the transactions hereunder shall have occurred (and Buyer shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed $800,000.
            (2) No constituent partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a constituent partner in Seller (including, but not limited to, JMB Income Properties, Ltd.-IX, JMB Realty Corporation and the individuals listed in or referred to in paragraph 7A) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Seller (or in any other constituent partner of Seller), nor any obligation of any constituent partner in Seller (or in any other constituent partner of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner's obligation to restore or contribute).
            (3) Notwithstanding the foregoing, in the event that Seller, its general partner, JMB Income Properties, Ltd.-IX, or its or their successor-in-interest, shall fail to maintain reserves of at least $800,000 during the period ending on October 15, 1997, then during such period, Buyer may look to the assets of JMB Realty Corporation, as the general partner of the general partner of Seller, for the payment of any claim against Seller; provided, however, the aggregate liability of JMB Realty Corporation hereunder shall be limited to the amount by which $800,000 exceeds the amount actually reserved by Seller for such period as aforesaid.
      C. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.
      D. TIME OF THE ESSENCE. Time is of the essence of this Agreement.
      E. INTERPRETATION. Paragraph headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.
      F. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Washington.
      G. SUCCESSORS AND ASSIGNS. Buyer may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor's obligations hereunder, but such transferor shall not be released from its obligations hereunder). Notwithstanding the foregoing, Buyer may assign its interest in this Agreement in conjunction with the closing of the transactions under this Agreement to a limited partnership or limited liability company in which Buyer or an affiliate of Buyer (i.e., an entity controlling, controlled by or under common control with Buyer) is the managing general partner or manager; provided, however, (i) Buyer shall notify Seller of its intention to so assign not less than five (5) business days prior to the Closing Date, and (ii) such assignment shall be effective only on the Closing Date, and shall be subject to full and complete performance of all obligations of Buyer under this Agreement. No consent given by Seller to any transfer or assignment of Buyer's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer's rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.
      H. NOTICES. Any notice which a party is required or may desire to give the other shall be in writing and shall be sent by personal delivery or by mail (either [i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

      TO BUYER:

      Devon Properties, Inc.
      7 West 35th Street
      New York, New York  10001
      Attention:  Mr. Robert H. Rodgers, Jr.

      WITH COPY TO:

      Fulbright & Jaworski
      2200 Ross Avenue
      Suite 2800
      Dallas, Texas  75201
      Attention:  Keith McGlamery, Esq.

      TO SELLER:

      Plaza/Seattle Limited Partnership
      c/o JMB Realty Corporation
      900 North Michigan Avenue
      Chicago, Illinois 60611
      Attention:  Ms. Andrea Backman

      WITH COPY TO:

      Pircher, Nichols & Meeks
      1999 Avenue of the Stars
      Suite 2600
      Los Angeles, California 90067
      Attention:  Real Estate Notices (GML/SAR)

      WITH COPY TO:

      Richard Ellis, LLC
      Three First National Plaza
      Chicago, Illinois 60602
      Attention:  Mr. Jeffrey Bramson

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given.
      I. LEGAL COSTS. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, if either Buyer or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys' fees, expenses and costs of investigation actually incurred. The foregoing includes, but is not limited to, attorneys' fees, expenses and costs of investigation (including, without limitation, those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.
      J. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
                             PLAZA/SEATTLE LIMITED PARTNERSHIP,
                             a Washington limited partnership

                             By:   JMB INCOME PROPERTIES, LTD.-IX,
                                   an Illinois limited partnership,
                                   General Partner

                                   By:  JMB REALTY CORPORATION,
                                        a Delaware corporation,
                                        Managing General Partner


                                        By:______________________
                                        Name:____________________
                                        Title: __________________
                                                  "Seller"



                             DEVON PROPERTIES, INC.,
                             a New York corporation


                             By: _______________________________
                             Name: _____________________________
                             Title:_____________________________
                                                  "Buyer"





                    ESCROW HOLDER'S ACKNOWLEDGEMENT


      The undersigned hereby executes this Agreement to evidence its agreement to act as Escrow Holder in accordance with the terms of this Agreement.


Date: ___________, 1996.           TRANSNATION TITLE INSURANCE COMPANY,
                             an Arizona corporation


                             By:   ___________________________________
                                   Name: _____________________________
                                   Title: ____________________________
                                                      "Escrow Holder"




                             EXHIBIT LIST



            "A" - PROPERTY DESCRIPTION

            "B" - LIST OF PERSONAL PROPERTY

            "C" - LIST OF REQUIRED TENANTS

            "D" - FORM OF TENANT ESTOPPEL CERTIFICATE

            "E" - FORM OF SELLER'S CERTIFICATE RE: ESTOPPELS

            "F" - FORM OF DEED

            "G" - FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

            "H" - EXCEPTIONS TO SELLER'S REPRESENTATIONS
                  AND WARRANTIES

            "I" - TENANT IMPROVEMENT COSTS AND LEASING COMMISSIONS
                  TO BE PAID BY SELLER

            "J" - RENT ROLL

            "K" - LIST OF SERVICE AGREEMENTS

            "L" - LIST OF ENVIRONMENTAL REPORTS



Recording Requested By and          |
After Recording Mail To:            |
                                    |
Boxwood Properties                  |
  Associates, L.P.                  |
c/o Devon Properties, Inc.          |
7 West 35th Street                  |
New York, New York  10001           |
Attention:  Robert H. Rodgers, Jr.  |

----------------------------------------------------------------------
Parcel Number:  0440-069700-0235-05

                                     BARGAIN AND SALE DEED

              PLAZA/SEATTLE LIMITED PARTNERSHIP, a Washington limited partnership ("GRANTOR"), for and in consideration of Ten and No/100 Dollars ($10.00) in hand paid, bargains, sells and conveys to BOXWOOD PROPERTIES ASSOCIATES, L.P., a Delaware limited partnership ("GRANTEE"), all that certain real property (the "PROPERTY") situated in the City of Seattle, County of King, State of Washington, and more particularly described in Exhibit "A" attached hereto and incorporated herein by reference. Grantor, for itself and its successors in interest, does, by these presents, expressly limit the covenants of this deed to those herein expressed, and excludes all covenants arising or to arise by statutory or other implication, and does hereby covenant that against all persons whomsoever lawfully claiming or to claim by, through or under said Grantor and not otherwise, Grantor shall forever warrant and defend the said described real estate.

         The Property is conveyed to Grantee subject to: (a) all taxes and assessments, both general and special, not now due and payable;
(b) building and zoning ordinances, laws, regulations and restrictions by municipal or other governmental authority; (c) any and all leases, easements, rights-of-way, encumbrances, conditions, covenants, restrictions, reservations and exceptions of record; (d) all matters, including, but not limited to, road, highway, pipeline, railroad and utility easements which would be disclosed by a survey and inspection of the Property; and (e) all rights of tenants in possession.

              IN WITNESS WHEREOF, the undersigned has executed this Bargain and Sale Deed on October __, 1996.

                                    PLAZA/SEATTLE LIMITED PARTNERSHIP,
                                    a Washington limited partnership

                                    By:    JMB INCOME PROPERTIES, LTD.-IX,
                                           an Illinois limited partnership
                                           General Partner

                                           By:     JMB REALTY CORPORATION,
                                                   a Delaware corporation
                                                   Managing General Partner

                                                   By: ____________________
                                                   Name: __________________
                                                   Title: _________________


STATE OF ILLINOIS            )
                             ) ss
COUNTY OF COOK               )

       This instrument was acknowledged before me on this the ____ day of October, 1996, by __________________, ___________ of JMB Realty Corporation,
the general partner of JMB Income Properties, Ltd.-IX, the general partner of Plaza/Seattle Limited Partnership, on behalf of such corporation and partnerships.


                              ______________________
                              Notary Public in and for the State of Illinois
                              _____________________________
                              Printed Name of Notary Public
                              My Commission Expires:  ________




                                          EXHIBIT "A"

                                       LEGAL DESCRIPTION


All that certain land situated in the State of Washington, County of King, and the City of Seattle, and described as follows:


Lots 9, 10, 11 and 12 in Block U of Bell's Sixth Addition to the City of Seattle, as per plat recorded in Volume 2 of Plats, Page 20, Records of King County;

Except the northeasterly 12 feet condemned in King County Superior Court Cause No. 193437 for 6th Avenue as provided by Ordinance No. 50890.



                       BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT
                            (BLANCHARD PLAZA; SEATTLE, WASHINGTON)


      FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the undersigned, PLAZA/SEATTLE LIMITED PARTNERSHIP, a Washington limited partnership ("SELLER"), hereby sells, transfers, assigns and conveys to BOXWOOD PROPERTIES ASSOCIATES, L.P., a Delaware limited partnership ("BUYER"), the following:

      1. PERSONAL PROPERTY. All right, title and interest of Seller in and to those items of tangible personal property described in Exhibit "A" attached hereto and made a part hereof (the "PERSONAL PROPERTY"), located upon, and used in the operation of, that certain office tower commonly known as "Blanchard Plaza", located in the City of Seattle, County of King, State of Washington (the "PROPERTY").

      2. LEASES. All right, title and interest of Seller in and to all leases (the "LEASES") relating to the Property and described in Exhibit "B" attached.

      3. SERVICE AGREEMENTS. All right, title and interest of Seller in and to all service agreements (the "Service Agreements") relating to the Property, or any part of the same and described in Exhibit "C" attached hereto.

      4. INTANGIBLE PROPERTY. All right, title and interest of Seller, to the extent assignable, in and to the name "Blanchard Plaza", and all contract rights, agreements, tenant lists, governmental permits, licenses and approvals, advertising material and telephone exchange numbers (collectively, the "INTANGIBLE PROPERTY") directly relating to the Property.

      This Bill of Sale, Assignment and Assumption is given pursuant to that certain agreement (the "AGREEMENT") dated as of October _, 1996, between Seller and Devon Properties, Inc. (whose interest was assigned to Buyer), providing for, among other things, the assignment of the Personal Property, Tenant Leases, Service Agreements and Intangible Property. The covenants, agreements, and limitations (including, but not limited to, the limitations of liability provided in paragraph 10B of the Agreement) provided in the Agreement with respect to the property conveyed hereunder are hereby incorporated herein by this reference as if herein set out in full and shall inure to the benefit of and shall be binding upon Seller and Buyer, and their respective successors and assigns. Said property is conveyed "as is" without warranty or representation, except as expressly provided in (and subject to the limitations of) the Agreement.

                                    DATED:  As of October __, 1996.

                                    SELLER:

                                    PLAZA/SEATTLE LIMITED PARTNERSHIP,
                                    a Washington limited partnership

                                    By:    JMB INCOME PROPERTIES, LTD.-IX,
                                           an Illinois limited partnership,
                                           General Partner

                                           By:    JMB REALTY CORPORATION,
                                                  a Delaware corporation,
                                                  Managing General Partner

                                                  By:    __________________
                                                  Name: ___________________
                                                  Title: __________________



                                      ASSUMPTION BY BUYER


         As of this ____ day of October, 1996, Buyer hereby accepts the foregoing assignment of Leases, Service Agreements and other contracts, agreements assigned hereby and agrees to assume and discharge, in accordance with the terms thereof, all of the burdens and obligations of Seller thereunder, to the extent the same arise from and after the date hereof.

                                       BUYER:

                                       BOXWOOD PROPERTIES ASSOCIATES, L.P.,
                                       a Delaware limited partnership

                                       By:    BOXWOOD ENTERPRISES, INC.
                                              a Delaware corporation,
                                              General Partner

                                              By:    ______________________
                                              Name:  ______________________
                                              Title:  _____________________


                                          EXHIBIT "A"

                                   LIST OF PERSONAL PROPERTY


                                          EXHIBIT "B"

                                        LIST OF LEASES


                                          EXHIBIT "C"

                                  LIST OF SERVICE AGREEMENTS